EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2010 THIRD-QUARTER RESULTS

Company Reports GAAP EPS of $0.30 per Share and Year-Over-Year Improvement in Consumer Packaged Goods’ Account Sales

Des Plaines, IL, November 3, 2010—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported third-quarter 2010 results.  Net income in the third quarter of 2010 was $7.8 million, or $0.30 per diluted share, versus $13.3 million, or $0.53 per diluted share, in the third quarter of 2009.  Net income for the first nine months of 2010 was $26.1 million, or $1.01 per diluted share, compared to $15.8 million, or $0.63 per diluted share, for the comparable prior-year period.

Net income for the third quarter and first nine months of 2009 was positively impacted by the receipt of $9.2 million in cash as part of an indemnity claim settlement in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million was reported as income.  The favorable after-tax per share impact was $0.20 per share for both periods ended September 30, 2009.  On a non-GAAP basis, adjusting for financial impacts relating to the indemnity claim settlement, foreign currency exposure and certain other items as further detailed in this earnings release, Adjusted net income was $8.8 million, or $0.34 per diluted share, in the third quarter of 2010 compared to Adjusted net income of $7.9 million, or $0.31 per diluted share, during the prior-year period, on a comparable basis.  For the first nine months of 2010, Adjusted net income was $23.7 million, or $0.92 per diluted share, compared to Adjusted net income of $13.8 million, or $0.55 per diluted share, during the prior-year period, on a comparable basis.

President and Chief Executive Officer David A. Schawk, commented, “During the third quarter, we continued to see measured progress year over year with our largest client channel, consumer packaged goods accounts. However, new product introductions and packaging changes were slower than anticipated for the quarter as CPG’s have become more cautious as general economic uncertainty continues.  We remain dedicated to managing our operations efficiently to keep pace with the trends we are seeing in the marketplace.”

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Schawk Announces Third-Quarter 2010 Results

Mr. Schawk added, “During the third quarter, we completed the acquisition of Untitled London Limited based in London, UK, which expands Schawk’s digital marketing service capabilities.  This acquisition reflects our commitment to further strengthening our overall portfolio of brand point management services we offer to our clients as they expand their ways of connecting with consumers.”

Consolidated Results for Third Quarter Ended September 30, 2010
Consolidated net sales in the third quarter of 2010 were $112.6 million compared to $113.5 million in the same quarter of 2009, a decrease of approximately $0.9 million, or 0.8 percent. Quarter-over-quarter sales were negatively impacted by changes in foreign currency translation rates of approximately $0.1 million, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales in the third quarter of 2010 were $82.1 million, or 72.9 percent of total sales, compared to $80.2 million in the same quarter of 2009, an increase of 2.3 percent.  The increase over the prior-year quarter was primarily driven by increased product and brand activity by Schawk’s CPG clients.  Advertising and retail accounts sales in the third quarter of 2010 were $20.1 million, or 17.9 percent of total sales, a decrease of 8.8 percent, from $22.1 million in the third quarter of 2009, largely driven by the loss of a lower margin, non-core retail client.  However, the profit impact associated with this client loss was largely mitigated through cost reduction actions implemented during the quarter and throughout the year.  Entertainment accounts sales for the third quarter of 2010 of $7.1 million, or 6.3 percent of total sales, decreased 15.6 percent, from $8.5 million in the same period of 2009, driven by continued declines in promotional activity.

Gross profit was $43.8 million in the third quarter of 2010, a decrease of $1.7 million from the third quarter of 2009. Third-quarter 2010 gross profit as a percentage of sales decreased to 38.9 percent of sales from 40.1 percent of sales in the 2009 third-quarter period. The decline in gross profit percent was largely driven by the reduced operating leverage resulting from the lower year-over-year revenue coupled with the restoration of certain temporary cost-reduction actions the Company enacted for 2009 in response to the economic environment during that period.

Selling, general and administrative (SG&A) expenses declined approximately $3.5 million to $28.7 million in the third quarter of 2010 from $32.2 million in the third quarter of 2009.  The decline in SG&A expenses year over year is primarily driven by the Company’s cost-reduction activities implemented in 2009 and 2010 coupled with $1.5 million in certain insurance recoveries detailed further in the Company’s third quarter 2010 Form 10-Q.  The aforementioned items were partially offset by restoration of certain temporary cost-reduction actions the Company enacted for 2009 as previously discussed.

The Company recorded a $0.7 million loss on foreign exchange exposures in the third quarter of 2010, compared to a gain of $0.6 million in the third quarter of 2009.  The Company’s foreign exchange gains or losses relate primarily to unhedged currency exposure from intercompany debt obligations of the Company’s non-U.S. subsidiaries.  Since foreign currency gains or losses primarily relate to intercompany financing activity, the economic impact to the Company is

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Schawk Announces Third-Quarter 2010 Results

minimal, as these gains or losses are largely offset by corresponding losses or gains in accumulated comprehensive income, net, included in stockholder’s equity.

Acquisition integration and restructuring expenses declined from $1.3 million in the third quarter of 2009 to $0.4 million in the third quarter of 2010. The charges in the 2010 third quarter relate to employee terminations and other associated costs and arose from the Company’s continued focus on consolidating, reducing and re-aligning its work force and operations. These third-quarter actions are expected to result in annualized savings of approximately $1.2 million, with approximately $0.4 million to be realized during 2010. For the first nine months of 2010, acquisition integration and restructuring expenses were $1.4 million. The expected annualized savings resulting from actions taken in the first nine months of 2010 are approximately $7.8 million, with approximately $4.5 million to be realized during 2010.

During the third quarter of 2010, the Company recorded an additional $0.5 million expense related to its 2008 decision to terminate participation in a union supplemental retirement and disability fund.  The additional $0.5 million of multi-employer pension withdrawal expense arose out of the Company’s estimate of its future termination liability.  The Company recorded an initial $7.3 million liability related to its decision to terminate participation in the fund in the fourth quarter of 2008 with an additional $1.8 million recorded in the fourth quarter of 2009.

Schawk reported operating income of $13.6 million in the 2010 third quarter compared to $17.6 million in the third quarter of 2009. In the third quarter of 2009, the Company received $9.2 million in cash as part of an indemnity claim settlement in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million was reported as income.  Excluding the effect of the indemnity claim settlement in the third quarter of 2009, operating income increased approximately $0.9 million compared to the prior-year quarter.

For the third quarter of 2010, the Company reported a tax expense of $4.2 million compared to $1.6 million during the same quarter in 2009.  The increase in tax expense for the third quarter of 2010 compared to the prior-year quarter is primarily due to discrete period tax benefits related to the non-taxable indemnity settlement and amended tax return adjustments during the third quarter of 2009.

Net income in the third quarter of 2010 was $7.8 million, or $0.30 per diluted share, compared to $13.3 million, or $0.53 per diluted share, in the third quarter of 2009. Excluding the aforementioned after-tax effects of the indemnity settlement, acquisition integration and restructuring expenses, foreign currency gain or loss, multiemployer pension plan withdrawal expense, and amended tax return adjustments, Adjusted net income was $8.8 million, or $0.34 per diluted share, for the third quarter of 2010 compared to $7.9 million, or $0.31 per diluted share, on a comparable basis for the 2009 third quarter. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Adjusted EBITDA and Management Adjusted EBITDA Performance
Adjusted EBITDA for the third quarter of 2010 was $18.3 million compared to $23.0 million for the third quarter of 2009.  Management adjusted EBITDA for the third quarter of 2010 was $19.9 million compared to $19.3 million for the third quarter of 2009.  For the first nine months of

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Schawk Announces Third-Quarter 2010 Results

2010, Adjusted EBITDA was $51.4 million compared to $41.6 million for the first nine months of 2009.  Management adjusted EBITDA for the first nine months of 2010 was $55.6 million as compared to $43.0 million for the first nine months of 2009.  Please refer to the “Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its third-quarter 2010 earnings conference call on Thursday, November 4, 2010, at 9:00 a.m. Central time.  To participate in the conference call, please dial 800-322-5044 or 617-614-4927 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/playerlink.zhtml?c=82169&s=wm&e=3477624.  If you are unavailable to participate on the live call, a replay will be available through November 11 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 57623405, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address http://phx.corporate-ir.net/playerlink.zhtml?c=82169&s=wm&e=3477624.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 40 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Adjusted EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this press release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

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Schawk Announces Third-Quarter 2010 Results

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent annual Form 10-K filing and most recent quarterly Form 10-Q filing with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

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Schawk Announces Third-Quarter 2010 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months Ended
	September 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Net sales	$112,562	$113,463	$(901)	(0.8)%
Cost of sales	68,768	67,957	811	1.2%
Gross profit	43,794	45,506	(1,712)	(3.8)%

Selling, general and administrative expenses	28,675	32,193	(3,518)	(10.9)%
Foreign exchange (gain) loss	694	(644)	1,338	nm
Indemnity settlement	—	(4,986)	4,986	nm
Acquisition integration and restructuring expenses	371	1,328	(957)	(72.1)%
Multiemployer pension withdrawal expense	500	—	500	nm
Operating income	13,554	17,615	(4,061)	(23.1)%

Other income (expense)
Interest income	15	124	(109)	(87.9)%
Interest expense	(1,642)	(2,880)	1,238	(43.0)%

Income before income taxes	11,927	14,859	(2,932)	(19.7)%
Income tax provision (benefit)	4,154	1,553	2,601	167.5%

Net income	$7,773	$13,306	$(5,533)	(41.6)%

Earnings per share:
Basic	$0.30	$0.53	$(0.23)
Diluted	$0.30	$0.53	$(0.23)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,557	24,955
Diluted	25,923	25,040

nm = not meaningful

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Schawk Announces Third-Quarter 2010 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Nine months Ended
	September 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Net sales	$342,110	$330,540	$11,570	3.5%
Cost of sales	209,617	209,006	611	0.3%
Gross profit	132,493	121,534	10,959	9.0%

Selling, general and administrative expenses	91,619	98,313	(6,694)	(6.8)%
Foreign exchange (gain) loss	2,244	(1,089)	3,333	nm
Indemnity settlement	—	(4,986)	4,986	nm
Acquisition integration and restructuring expenses	1,386	3,646	(2,260)	(62.0)%
Multiemployer pension withdrawal expense	500	—	500	nm
Impairment of long-lived assets	680	136	544	400.0%
Operating income	36,064	25,514	10,550	41.3%

Other income (expense)
Interest income	31	224	(193)	(86.2)%
Interest expense	(5,401)	(6,797)	1,396	(20.5)%

Income before income taxes	30,694	18,941	11,753	62.1%
Income tax provision	4,596	3,163	1,433	45.3%

Net income	$26,098	$15,778	$10,320	65.4%

Earnings per share:
Basic	$1.03	$0.63	$0.40
Diluted	$1.01	$0.63	$0.38

Weighted average number of common and common equivalent shares outstanding:
Basic	25,387	24,937
Diluted	25,794	24,949

nm = not meaningful

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Schawk Announces Third-Quarter 2010 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,959	$12,167
Trade accounts receivable, less allowance for doubtful accounts of $1,187 at September 30, 2010 and $1,619 at December 31, 2009	86,802	88,822
Inventories	21,324	20,536
Prepaid expenses and other current assets	10,314	8,192
Income tax receivable	212	2,565
Deferred income taxes	3,544	992
Total current assets	151,155	133,274

Property and equipment, less accumulated depreciation of $103,459 at September 30, 2010 and $96,440 at December 31, 2009	46,215	50,247
Goodwill	188,641	187,664
Other intangible assets, net	34,534	37,605
Deferred income taxes	1,294	1,424
Other assets	6,919	6,005

Total assets	$428,758	$416,219

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$15,925	$16,957
Accrued expenses	62,624	64,079
Deferred income taxes	5,510	205
Income taxes payable	4,976	14,600
Current portion of long-term debt	21,189	12,858
Total current liabilities	110,224	108,699

Long-term liabilities:
Long-term debt	41,423	64,707
Other liabilities	15,988	15,920
Deferred income taxes	4,350	2,059
Total long-term liabilities	61,761	82,686

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,390,003 and 29,855,796 shares issued at September 30, 2010 and December 31, 2009, respectively; 25,644,433 and 25,108,894 shares outstanding at September 30, 2010 and December 31, 2009, respectively	223	220
Additional paid-in capital	197,580	191,701
Retained earnings	108,996	85,953
Accumulated comprehensive income, net	10,795	7,804
Treasury stock, at cost, 4,745,570 and 4,746,902 shares of common stock at September 30, 2010 and December 31, 2009, respectively	(60,821)	(60,844)
Total stockholders’ equity	256,773	224,834

Total liabilities and stockholders’ equity	$428,758	$416,219

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Schawk Announces Third-Quarter 2010 Results

Schawk, Inc.
Segment Financial Data
(Unaudited)
(In thousands)

	Three months Ended
	September 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Sales to external clients:
North America	$97,360	$98,493	$(1,133)	(1.2)%
Europe	16,724	16,978	(254)	(1.5)%
Asia Pacific	7,547	7,668	(121)	(1.6)%
Intercompany sales elimination	(9,069)	(9,676)	607	(6.3)%

Sales to external clients	$112,562	$113,463	$(901)	(0.8)%

Operating segment income (loss):
North America	$17,627	$18,164	$(537)	(3.0)%
Europe	1,490	1,022	468	45.8%
Asia Pacific	982	2,192	(1,210)	(55.2)%
Corporate	(6,545)	(3,763)	(2,782)	(73.9)%

Operating segment income	$13,554	$17,615	$(4,061)	23.1%

	Nine months Ended
	September 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Sales to external clients:
North America	$297,996	$285,722	$12,274	4.3%
Europe	49,099	48,872	227	0.5%
Asia Pacific	22,609	20,690	1,919	9.3%
Intercompany sales elimination	(27,594)	(24,744)	(2,850)	11.5%

Sales to external clients	$342,110	$330,540	$11,570	3.5%

Operating segment income (loss):
North America	$50,906	$38,765	$12,141	31.3%
Europe	2,853	2,180	673	30.9%
Asia Pacific	3,637	5,287	(1,650)	(31.2)%
Corporate	(21,332)	(20,718)	(614)	(3.0)%

Operating segment income	$36,064	$25,514	$10,550	41.3%

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Schawk Announces Third-Quarter 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Income before income taxes - GAAP	$11,927	$14,859	$30,694	$18,941
Adjustments:
Acquisition integration and restructuring expenses	371	1,328	1,386	3,646
Remediation and related expenses	—	723	—	4,042
Multiemployer pension withdrawal expense	500	—	500	—
Impairment of long-lived assets (1)	—	—	680	136
Indemnity settlement	—	(4,986)	—	(4,986)
Foreign currency (gain) loss	694	(644)	2,244	(1,089)
Adjusted income before income tax - non GAAP	13,492	11,280	35,504	20,690
Adjusted income tax provision – non GAAP	4,676	3,386	11,808	6,913

Adjusted net income – non GAAP	$8,816	$7,894	$23,696	$13,777

Weighted average common and common stock
equivalents outstanding - GAAP	25,923	25,040	25,794	24,949

Earnings per diluted share - GAAP	$0.30	$0.53	$1.01	$0.63
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.01	0.04	0.03	0.10
Remediation and related expenses	—	0.02	—	0.10
Multiemployer pension withdrawal expense	0.01	—	0.01	—
Impairment of long-lived assets	—	—	0.02	—
Indemnity settlement	—	(0.20)	—	(0.20)
Foreign currency (gain) loss	0.02	(0.02)	0.07	(0.03)
Uncertain tax positions	—	—	—	—
Amended tax return adjustments	—	(0.05)	—	(0.06)
Effective settlement of certain income tax audits	—	—	(0.22)	—

Adjusted earnings per diluted share – non GAAP	$0.34	$0.31	$0.92	$0.55

Income tax provision (benefit) - GAAP	$4,154	$1,553	$4,596	$3,163
Adjustments: (2)
Acquisition integration and restructuring expenses	161	438	539	1,149
Remediation and related expenses	—	287	—	1,605
Multiemployer pension withdrawal expense	199	—	199	—
Impairment of long-lived assets	—	—	270	45
Foreign currency (gain) loss	162	(170)	574	(327)
Uncertain tax positions	—	(95)	—	(95)
Amended tax return adjustments	—	1,373	—	1,373
Effective settlement of certain income tax audits	—	—	5,630	—

Adjusted income tax provision – non GAAP	$4,676	$3,386	$11,808	$6,913

(1)   Please see Note 6 to the Company’s unaudited consolidated financial statements in the Company’s 2010 Third-Quarter Form 10-Q for a discussion related to certain insurance recoveries.
(2)   Adjustments have been tax-effected at the jurisdictions’ statutory rates.

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Schawk Announces Third-Quarter 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Nine Months Ended		Trailing 12 Months
	September 30,		September 30,		Ended September 30,
	2010	2009	2010	2009	2010	2009

Net income (loss) - GAAP	$7,773	$13,306	$26,098	$15,778	$29,817	$(42,588)
Interest expense	1,642	2,880	5,401	6,797	7,828	8,550
Income tax expense (benefit)	4,154	1,553	4,596	3,163	9,030	(8,658)
Adjusted Income (loss) – non GAAP	13,569	17,739	36,095	25,738	46,675	(42,696)
Depreciation and amortization expense	4,358	4,701	13,258	14,209	17,702	18,897
Impairment of goodwill	—	—	—	—	—	48,041
Impairment of long-lived assets	—	—	680	136	1,985	523
Non-cash restructuring charges	—	133	—	210	—	246
Stock based compensation	373	411	1,414	1,290	1,861	2,675

Adjusted EBITDA – non GAAP	18,300	22,984	51,447	41,583	68,223	27,686

Permitted add backs on debt covenants:
(Gain) loss on sale of property and equipment	—	—	—	44	—	568
Proforma effect of acquisitions and asset sales	—	—	—	—	—	2,027
Acquisition integration and restructuring expenses(1)	—	758	—	2,999	—	8,237
Multiemployer pension plan withdrawal expense	—	—	—	—	—	7,254
Adjusted EBITDA for covenant compliance – non GAAP	18,300	23,742	51,447	44,626	68,223	45,772

Acquisition integration and restructuring expenses	371	437	1,386	437	4,198	437
Multiemployer pension plan withdrawal expense	500	—	500	—	2,300	—
Indemnity settlement income	—	(4,986)	—	(4,986)	—	(4,986)
Foreign exchange (gain) loss	694	(644)	2,244	(1,089)	2,791	9
Remediation and related expenses	—	723	—	4,042	415	4,042

Management adjusted EBITDA – non GAAP	$19,865	$19,272	$55,577	$43,030	$77,927	$45,274

(1)	Capped at $3.0 million for 2009 per the Company’s new debt agreements. Amounts in excess of $3.0 million are included as an adjustment for Management adjusted EBITDA.

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s January 2010 debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.

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